Exhibit 10.1

Execution Version

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of March 4, 2021, is made by and among Sustainable Opportunities Holdings LLC, a Delaware limited liability company (the “Sponsor”), all other holders of SOAC Class B Shares, as set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Shareholders”), Sustainable Opportunities Acquisition Corp., a Cayman Islands exempted company (“SOAC”), and DeepGreen Metals Inc., a corporation existing under the laws of British Columbia, Canada (the “Company”). The Sponsor, the Other Class B Holders, SOAC and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, SOAC, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Shareholders agree that they will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the SOAC Continuance and the Transactions), (b) each Shareholder agrees, subject to and conditioned upon the Closing and effective as of immediately prior to the Effective Time, to waive any adjustment to the conversion ratio set forth in the Governing Documents of SOAC, including under Article 17 of the Amended and Restated Articles of Association of SOAC, or any other anti-dilution or similar protection with respect to all of the SOAC Class B Shares owned by him, her or it (whether in connection with the transactions contemplated by the Business Combination Agreement, the PIPE Subscription Agreements, or otherwise) and (c) the Sponsor agrees, subject to and conditioned upon the Closing and effective as of immediately following the SOAC Continuance, to exchange 741,000 SOAC Common Shares held by the Sponsor for Vesting Sponsor Shares (as defined herein) and the Sponsor Earnout Shares, in each case, on the terms and subject to the conditions of this Agreement and the exchange agreement in the form attached hereto as Exhibit A (the “Exchange Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Each Shareholder (on behalf of himself, herself and itself and not the other Shareholders) hereby irrevocably agrees, at any meeting of the shareholders of SOAC duly called and convened in accordance with the Governing Documents of SOAC, whether or not adjourned and however called, including at the SOAC Shareholders Meeting or otherwise, and in any action by written consent of the shareholders of SOAC, (i) to vote, or cause to be voted, or execute and return, or cause to be executed and returned, an action by written consent with respect to, as applicable, all of such Shareholder’s SOAC Shares held of record or beneficially by such Shareholder as of the date of this Agreement, or to which such Shareholder acquires record or beneficial ownership after the date hereof and prior to the Closing (collectively, the “Subject SOAC Equity Securities”) in favor of each of the Transaction Proposals, in each case, to the extent Subject SOAC Equity Securities are entitled to vote thereon or consent thereto, (ii) when such meeting is held, appear at such meeting or otherwise cause the Subject SOAC Equity Securities to be counted as present thereat for the purpose of establishing a quorum, and (iii) to vote, or cause to be voted against, against or withhold written consent, or cause written consent to be withheld, with respect to, as applicable, (A) any SOAC Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the SOAC Parties’ covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1, 6.2 or 6.3 of the Business Combination Agreement not being satisfied.

2. Waiver of Anti-dilution Protection. Each Shareholder hereby (a) waives, subject to and conditioned upon the Closing and effective as of immediately prior to the Effective Time (for himself, herself or itself and for his, her or its, successors, heirs and assigns), and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the SOAC Class B Shares held by him, her or it convert into SOAC Class A Shares, including those set out in Article 17 of the Amended and Restated Articles of Association of SOAC, whether in connection with the transactions contemplated by the Business Combination Agreement, the PIPE Subscription Agreements or otherwise. SOAC hereby acknowledges and agrees to such waiver.

3. Transfer of Shares. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of the Company (such consent to be given or withheld in its sole discretion), from and after the date hereof, each Shareholder hereby agrees that he, she or it shall not (i) Transfer any of his, her or its Subject SOAC Equity Securities or any right, title or interest therein, (ii) enter into (A) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require such Shareholder to Transfer his, her or its Subject SOAC Equity Securities, or any right, title or interest therein or (B) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject SOAC Equity Securities, or any right, title or interest therein, in a manner inconsistent with the covenants and obligations of this Agreement, or (iii) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (i) or (ii); provided, however, that the foregoing shall not apply to any Transfer (1) to SOAC’s officers or directors, any members or partners of the Sponsor, any affiliates of the Sponsor, or any employees of such affiliate; (2) in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual; (3) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (4) in the case of an individual, pursuant to a qualified domestic relations order; or (5) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor (any transferee of the type set forth in clauses (1) through (5) a “Permitted Transferee”); provided, that the transferring Shareholder shall, and shall cause any Permitted Transferee, to enter into a written agreement in form and substance reasonably satisfactory to the Company, agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the transferring Shareholder hereunder and the making of all applicable representations and warranties of the transferring Shareholder set forth in this Agreement with respect to such transferee and his, her or its Subject SOAC Equity Securities, or any right, title or interest therein received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

4. Vesting Sponsor Shares and Sponsor Earnout Shares.

a. The Sponsor and SOAC agree that, subject to and conditioned upon the Closing, immediately following the SOAC Continuance and immediately prior to the Effective Time, the Sponsor and SOAC shall enter into the Exchange Agreement pursuant to which 741,000 of the SOAC Common Shares (which, for the avoidance of doubt, shall consist of the SOAC Class B Shares prior to the SOAC Continuance) beneficially owned by the Sponsor shall be exchanged for 741,000 Class J Special Shares in the capital of SOAC (the “Class J Conversion”), convertible into SOAC Common Shares and redeemable in accordance with their terms (the “Vesting Sponsor Shares”) and the Sponsor Earnout Shares. For the avoidance of doubt, any SOAC Common Shares beneficially owned by any Person other than the Sponsor, including the Other B Shareholders, and any SOAC Common Shares beneficially owned by the Sponsor, other than the 741,000 SOAC Common Shares described in the foregoing sentence, shall not be exchanged pursuant to this Section 4.a.

b. The Sponsor hereby acknowledges and agrees that, pursuant to the terms of the Business Combination Agreement, the SOAC Articles will, following the occurrence of the SOAC Continuance, provide, with respect to the Vesting Sponsor Shares, that if, (i) on any twenty (20) Trading Days within any thirty (30) Trading Day period the closing price of the SOAC Common Shares is greater than or equal to $12.00 or (ii) there occurs any transaction resulting in a Change of Control with a valuation of the SOAC Common Shares that is greater than or equal to $12.00 per SOAC Common Share, then all of the Vesting Sponsor Shares shall automatically be converted into SOAC Common Shares (the “Automatic Conversion”). If there occurs any transaction resulting in a Change of Control and the applicable valuation of the SOAC Common Shares is less than $12.00 per SOAC Common Share, then each outstanding Vesting Sponsor Share shall be redeemable by the Company, without any action or consent on the part of the Sponsor as set forth in the SOAC Articles.

c. SOAC shall take such actions as are reasonably requested by the Sponsor to evidence the issuances to or ownership by the Sponsor of SOAC Common Shares pursuant to this Section 4, including through the provision of an updated securities registry showing such issuances (as certified by an officer of SOAC responsible for maintaining such registry or the applicable registrar or transfer agent of SOAC).

d. In the event SOAC effects a subdivision or consolidation of the outstanding SOAC Common Shares into a greater or lesser number of SOAC Common Shares, then (i) the Vesting Sponsor Shares shall be subdivided or consolidated in the same manner and (ii) the dollar values set forth in Section 4.b above shall be appropriately amended to provide to the Sponsor the same economic effect as contemplated by this Agreement prior to such event.

e. So long as the Vesting Sponsor Shares are outstanding, SOAC shall take all reasonable efforts for SOAC to remain listed as a public company on, and for the SOAC Common Shares (including, for the avoidance of doubt, the SOAC Common Shares issuable upon conversion of the Vesting Sponsor Shares in accordance with this Section 4 to be tradeable over, the NYSE; provided, however, the foregoing shall not limit SOAC from consummating a Change of Control or entering into a Contract that contemplates a Change of Control. Subject to the terms hereof, upon the consummation of any Change of Control, other than as set forth in Section 4.b above, SOAC shall have no further obligations pursuant to this Section 4.e.

f. The Sponsor intends to make a protective election under Section 83(b) of the Code with respect to the receipt of the Vesting Sponsor Shares.

g. As a condition to the issuance of any Sponsor Earnout Shares or Vesting Sponsor Shares to a Shareholder, such Shareholder shall enter into an agreement with SOAC to provide, in respect of its ownership of such Sponsor Earnout Shares or Vesting Sponsor Shares, the same covenants, agreements and acknowledgements as will be contained in the Letter of Transmittal and provided by holders of other classes of Special Shares of SOAC to be issued at the Effective Time pursuant to the Transactions.

5. Other Agreements.

a. Each Shareholder hereby agrees that he, she or it shall (i) be bound by and subject to Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Shareholder is directly a party thereto, and (ii) not, directly or indirectly, take any action that SOAC is prohibited from taking pursuant to Section 5.6(a) (Exclusive Dealing) of the Business Combination Agreement.

b. Each Shareholder acknowledges and agrees that the Company is entering into the Business Combination Agreement in reliance upon each Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for each such Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents.

c. Each Shareholder hereby agrees that it shall not exercise or submit a request to exercise the SOAC Shareholder Redemption with respect to any SOAC Shares held by him, her or it.

d. Each Shareholder hereby agrees that it shall, at or prior to the Closing, deliver, or caused to be delivered, to the Company the Registration Rights Agreement duly executed by the Shareholder or, if applicable, an authorized officer of the Shareholder, dated as of the Closing Date.

6. Termination of Lock-up Period. Each of the Shareholders hereby agrees that subject to, and conditioned upon the occurrence and effective as of, the Closing, Section 5 of those certain Letter Agreements, dated May 8, 2020 (the “Insider Letter Agreements”), by and between SOAC and each of the Shareholders and certain other parties thereto, shall be amended and restated in its entirety as follows:

“5. Reserved.”

The amendment and restatement of the Insider Letter Agreements set forth in this Section 6 shall be void and of no force and effect if the Business Combination Agreement is terminated in accordance with its terms.

7. Tax Treatment. The parties to this Agreement intend that, for U.S. federal and all applicable state and local income tax purposes, (1) each of the Class J Conversion and Automatic Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and (2) this Agreement be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 368 of the Code. The parties to this Agreement shall not take any position inconsistent with the intent set forth in this Section 7 except to the extent otherwise required by a “determination” as defined in Section 1313 of the Code. References in this Section 7 to the Code shall include references to any similar or analogous provisions of state or local Law.

8. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms (except if such termination is made concurrently with the entering into of a definitive agreement in connection with an Alternative Transaction). Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 8(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 5.a(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement), this Section 8 through Section 13 and Section 14 (to the extent related to any of the provisions that survive the termination of this Agreement) shall survive the termination of this Agreement pursuant to Section 8(a), and (iii) Section 5.a(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality and Access to Information) of the Business Combination Agreement), this Section 8 through Section 10, Section 12, Section 13 and Section 14 (to the extent related to any of the provisions that survive the termination of this Agreement and excluding Sections 9.1 (Non-Survival) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 8(b). For purposes of this Section 8, (x) “Willful Breach” means a material breach of this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

9. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any SOAC Non-Party Affiliate (other than the Shareholders named as parties hereto), and (b) no Company Non-Party Affiliate or SOAC Non-Party Affiliate (other than the Shareholders named as parties hereto), shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall any Shareholder have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warranties of any other Shareholder under this Agreement (including related to or arising out of the breach of any such covenant, agreement, obligation, representation or warranty by any other Shareholder), (ii) in no event shall SOAC have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warrants of any Shareholder under this Agreement (including related to or arising out of any breach of any such covenant, agreement, obligation, representation or warranty by any such Shareholder).

10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and/or beneficial owner of the Subject SOAC Equity Securities, and not, in the case of each Other Class B Shareholder in such Other Class B Shareholder’s capacity as a director, officer or employee of any SOAC Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Shareholder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any SOAC Party or as an officer, employee or fiduciary of any SOAC Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such SOAC Party.

11. Expenses. In the event, the sum of (a) the SOAC Expenses, plus (b) the SOAC Liabilities exceeds $50 million at the Closing, not including any amounts set forth on Schedule II hereto, the Sponsor shall pay, or cause to be paid, to SOAC at the Closing out of immediately available funds to a bank account designated by the SOAC such excess amount (which, for the avoidance of doubt, shall not include any amounts set forth on Schedule II hereto) in United States Dollars.

12. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to any Shareholder, to:

c/o Sustainable Opportunities Acquisition Corp.

1601 Bryan Street, Suite 4141

Dallas, Texas 75201

Attention:	Scott Leonard
Gina Stryker
E-mail:	scott.leonard@soa-corp.com
gina.stryker@soa-corp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street

Houston, Texas 77002

Attention:	Douglas E. Bacon, P.C.
Ryan Brissette
Email:	doug.bacon@kirkland.com
ryan.brissette@kirkland.com

If to the Company, to:

DeepGreen Metals Inc.

595 Howe Street,

10th Floor

Vancouver, BC, V6C T25

Attention:	Gerard Barron
E-mail:	gerard@deep.green

with a copy (which shall not constitute notice) to

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:	Michael L. Fantozzi
E-mail:	MLFantozzi@mintz.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

14. Incorporation by Reference. Sections 9.1 (Non-Survival), 9.2 (Entire Agreement; Assignment). 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Constructions; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial), 9.16 (Submission to Jurisdiction) and 9.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Sustainable Opportunities Holdings LLC

By:	/s/ Scott Honour
Name:	Scott Honour
Title:	Manager

[Signature Page to Sponsorship Letter Agreement]

DeepGreen Metals Inc.

By:	/s/ Gerard Barron
Name:	Gerard Barron
Title:	Chief Executive Officer

[Signature Page to Sponsorship Letter Agreement]

SUSTAINABLE Opportunities ACQUISITION CORP.

By:	/s/ Scott Leonard
Name:	Scott Leonard
Title:	Chief Executive Officer

[Signature Page to Sponsorship Letter Agreement]

OTHER CLASS B SHAREHOLDER

/s/ Rick Gaenzle
Rick Gaenzle

[Signature Page to Sponsorship Letter Agreement]

OTHER CLASS B SHAREHOLDER

/s/ Isaac Barchas
Isaac Barchas

[Signature Page to Sponsorship Letter Agreement]

OTHER CLASS B SHAREHOLDER

/s/ Justin Kelly
Justin Kelly

[Signature Page to Sponsorship Letter Agreement]

EXHIBIT A

Form of Exchange Agreement

Attached.

SCHEDULE I

Other Class B Holders

1.	Rick Gaenzle

2.	Isaac Barchas

3.	Justin Kelly